Exhibit 99.1

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES ARCELORMITTAL OFF-TAKE AGREEMENT

LAKEWOOD, COLORADO - January 2, 2008, General Moly, Inc. (AMEX:GMO) announced that it has entered into a Molybdenum Supply Agreement (the “Off-Take Agreement”) with an affiliate of ArcelorMittal S.A. (“ArcelorMittal”) pursuant to the Company’s previously announced Letter of Intent with ArcelorMittal. The agreement provides for the supply by the Company to affiliates of ArcelorMittal of 6.5 million pounds of molybdenum per year, plus or minus 10%, commencing when the Company's Mt. Hope molybdenum project begins commercial production at minimum specified levels. The agreement provides for a floor price significantly higher than estimated cash costs of production at the Mt. Hope project and includes a variable discount to spot moly prices above the floor.

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General Moly, formerly Idaho General Mines, is a U.S.-based molybdenum mineral development, exploration and mining company listed on the American Stock Exchange under the symbol GMO. Our primary asset, the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Hall-Tonopah project which is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information - General Moly:
Investors - Seth Foreman (303) 928-8591 sforeman@generalmoly.com
Business Development - Greg McClain (303) 928-8601 gmcclain@generalmoly.com

Website: http://www.generalmoly.com    info@generalmoly.com

Forward-Looking Statements
Statements herein that are not historical facts, such as estimated cash costs of production, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development and commercial production risks, and the ability to raise financing. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-QSB and 10- KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.